Exhibit 4.9.2

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is dated as of May 19, 2006, among CADMUS COMMUNICATIONS CORPORATION, a Virginia corporation (the “Company”), the SUBSIDIARY GUARANTORS listed as signatories hereto (the “Subsidiary Guarantors”), CADMUS GOVERNMENT PUBLICATION SERVICES, INC., a Virginia corporation (“CGPS”), and U.S. BANK NATIONAL ASSOCIATION (successor to Wachovia Bank, National Association), as Trustee (the “Trustee”).

Reference is made to the Indenture dated as of June 15, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Subsidiary Guarantors parties thereto, and the Trustee. Capitalized terms used herein and not defined herein shall have meanings assigned to such terms in the Indenture.

CGPS, a Restricted Subsidiary, has agreed to enter into certain joinder documents under which it will, among other things, Guarantee the obligations of the Company under the Company’s senior bank credit facility. Pursuant to Section 4.19(A) of the Indenture, as a result of such Guarantee, CGPS must simultaneously execute and deliver a supplemental indenture providing for the Guarantee of the payment of the Notes. This Supplemental Indenture is being executed and delivered pursuant to Section 4.19(A) of the Indenture and is effective without the consent of any Holder pursuant to Section 9.01(6) of the Indenture.

Accordingly, the parties hereto agrees as follows:

1. Joinder and Assumption to the Indenture. CGPS hereby assumes and agrees to perform all obligations and covenants of a Subsidiary Guarantor under the Indenture, under the Subsidiary Guarantee, to be executed by CGPS simultaneously herewith and under the Registration Rights Agreement, and agrees that it hereby shall become a “Subsidiary Guarantor” under and for all purposes of the Indenture with all the rights and obligations of a Subsidiary Guarantor thereunder.

2. Effectiveness. This Supplemental Indenture shall become effective upon receipt by the Trustee of (i) a fully-executed counterpart of this Supplemental Indenture, (ii) a Subsidiary Guarantee executed by CGPS, (iii) a certificate or certificates from authorized officers of the Company and the Subsidiary Guarantors stating among other things that, immediately after giving effect to the transaction contemplated hereby, no Default or Event of Default exists, and that, in the opinion of such officers, all conditions precedent to the Trustee’s execution and delivery of this Supplemental Indenture have been complied with, and (iv) an Opinion of Counsel in form and substance satisfactory to the Trustee.

3. General Provisions.

(a) Limited Effect. Except as supplemented hereby, the Indenture shall continue to be, and shall remain, in full force and effect. This Supplemental Indenture shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Indenture, or (ii) to prejudice any right or rights which the Trustee or any Holder may now have or may have in the future under or in connection with the Indenture or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b) Costs and Expenses. The Company hereby agrees to pay or reimburse the Trustee for all of its reasonable and customary out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Supplemental Indenture including, without limitation, the reasonable fees and disbursements of counsel.

(c) Counterparts. This Supplemental Indenture may be executed by one or more of the parties hereto in any number of separate counterparts, including by facsimile, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

(d) GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

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IN WITNESS WHEREOF, each of the Company, each Subsidiary Guarantor, CGPS and the Trustee has caused this Supplemental Indenture to be duly executed and delivered as of the day and year first above written.

COMPANY:

CADMUS COMMUNICATIONS CORPORATION

By:	/s/ Christopher T. Schools
Name:	Christopher T. Schools
Title:	Vice President and Treasurer

SUBSIDIARY GUARANTORS:

CADMUS INTERNATIONAL HOLDINGS, INC.,

CADMUS JOURNAL SERVICES, INC.,

CADMUS MARKETING GROUP, INC.,

CADMUS PRINTING GROUP, INC.,

PORT CITY PRESS, INC.,

SCIENCE CRAFTSMAN INCORPORATED,

WASHBURN GRAPHICS, INC.

By:	/s/ Christopher T. Schools
Name:	Christopher T. Schools
Title:	Vice President and Treasurer

CADMUS INVESTMENTS, LLC

By:	/s/ Christopher T. Schools
Name:	Christopher T. Schools
Title:	President

CDMS MANAGEMENT, LLC

By:	/s/ Christopher T. Schools
Name:	Christopher T. Schools
Title:	Treasurer

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CGPS:

CADMUS GOVERNMENT PUBLICATION SERVICES, INC.

By:	/s/ Paul D. Moruza
Name:	Paul D. Moruza
Title:	President

TRUSTEE:

U.S. BANK NATIONAL ASSOCIATION
(successor to Wachovia Bank, National Association),
as Trustee

By:	/s/ Lee B. Bedell
Name:	Lee B. Bedell
Title:	Vice President